UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2015

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Executive Vice President and Chief Financial Officer

As previously announced on January 12, 2015, Robert E. Wilson is stepping down as Executive Vice President and Chief Financial Officer of The Providence Service Corporation (“Providence”). In connection therewith, Providence and Mr. Wilson have entered into an Employment and Separation Agreement (“Separation Agreement”), dated February 2, 2015, which provides for the termination of Mr. Wilson’s employment with Providence effective March 20, 2015, or on such earlier date as the Company requests (the “Resignation Effective Date”). Under the Separation Agreement, Mr. Wilson is entitled to the following: (i) his base salary through the Resignation Effective Date, as provided in his Employment Agreement, dated September 13, 2013 (the “Employment Agreement”); (ii) subject to Mr. Wilson’s execution of a release agreement, an amount based on the annual performance cash bonus award relating to the performance of Providence during 2015, pro-rated for the number of days during the fiscal year prior to the Resignation Effective Date, which amount will be calculated based on the same criteria and paid at the same time as payments are made in respect to similar awards to which other executives of the Company are entitled; (iii) reimbursement for any reasonable expenses incurred prior to the Registration Effective Date and (iv) the benefits to which Mr. Wilson was entitled during the term of the Employment Agreement. Mr. Wilson will also receive certain other benefits as set forth in the Separation Agreement. These payments satisfy the requirements of Mr. Wilson’s Employment Agreement with Providence.

The preceding description of the Separation Agreement is qualified in its entirety by reference to the text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment and Separation Agreement, dated February 2, 2015, by and between The Providence Service Corporation and Robert E. Wilson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: February 6, 2015	By:	/s/ Michael-Bryant Hicks
	Name:	Michael-Bryant Hicks
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer